Exhibit 15



Deloitte & Touche LLP                      Telephone:  (312) 946-3000
Two Prudential Plaza
Facsimile:
(312) 946-2600
180 North Stetson Avenue
Chicago, Illinois  60601-6779


December 20, 1996

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended March 30, 1996 and April 1, 1995, June 29, 1996 and July 1, 1995, and September 28, 1996 and September 30, 1995, as indicated in our reports dated May 9, 1996, August 13, 1996 and November 8, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP


Deloitte Touche
Tohmatsu
International